Exhibit 99.1
September 22, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
All divisions of the Company showed favorable year-over-year net income results for August. We expect to have our Florida claims office open in September, giving us better oversight of this important state.
We believe the non-standard auto insurance market is slowly firming up which should be beneficial to our company. Time will tell!
Following is our report on August’s results:

	August (Unaudited)
	Current Month			Year To Date
	2009	2008	Change	2009	2008	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$12,975	$12,147	7%	$103,923	$99,975	4%
• MGA/Carrier Gross Premiums Produced [1,2]	$9,306	$7,868	18%	$76,426	$67,917	13%
• MGA/Carrier Revenues [2]	$5,357	$4,746	13%	$41,639	$38,240	9%
• Retail Agencies Gross Premium Produced [1,2] *	$4,657	$5,511	(16)%	$38,423	$44,649	(14)%
• Retail Agencies Group Revenues [2] *	$697	$804	(13)%	$6,079	$6,930	(12)%
• Company Revenues*	$5,879	$5,331	10%	$45,763	$42,963	7%
• Company Pre-Tax Income before stock option*	$481	$(81)	694%	$2,465	$184	1240%
• Company Pre-Tax Income*	$452	$(91)	597%	$2,241	$112	1901%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB. As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Joseph J. Skruck Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.